Exhibit 99.B(p)(2)

June 30, 2022

Contents

SECTION 1 – Introduction	2

A. General Policy	2

SECTION 2 – Using This Code of Ethics	2

A. Annual Certification	2

B. Restriction on Use	3

C. Duty to Report Violations of the Code	3

SECTION 3 – Confidential Information	3

SECTION 4 – Prohibition Against Fraud, Deceit and Manipulation	3

SECTION 5 – Excessive Trading of Shares of the SEI Funds	4

SECTION 6 – Sanctions	4

SECTION 7 – Recordkeeping	4

SECTION 8 – Service as a Director of a Public Company	5

SECTION 9 – Personal Securities Accounts, Beneficial Ownership of Covered Securities and Transaction Reporting	5

A. Initial, Quarterly and Annual Transactions and Holdings Certifications	5

B. Establishing a New PSA	5

C. Pre-Clearance of Outside Business Activities, Private Securities Transactions and Initial Public Offerings	6

D. Discretionary Accounts	6

SECTION 10 – Additional Pre-Clearance Obligations (Access Persons Only)	6

A. Exception to Reporting Requirements	7

Glossary	8

SIDCO Code of Ethics June 30, 2022	1

SECTION 1 – Introduction

SEI Investments Distribution Co. (SIDCO) serves as principal underwriter for investment companies that are registered under the Investment Company Act of 1940 (Investment Vehicles). In addition, certain employees of SIDCO may serve as directors and/or officers of certain Investment Vehicles. This Code of Ethics (Code) sets forth the procedures and restrictions governing personal securities transactions for certain SIDCO personnel.

SIDCO has a highly ethical business culture and expects that its personnel will conduct any personal securities transactions consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of a position of trust and responsibility. Thus, SIDCO personnel must conduct themselves and their personal securities transactions in a manner that does not create conflicts of interest with the firm’s clients.

Pursuant to this Code, SIDCO personnel, their family members, and other persons associated with SEI Investments Management Corporation (SIMC) may be subject to various pre-clearance and reporting standards for their personal securities transactions based on their status as defined by this Code. Therefore, it is important that every person pay special attention to the categories set forth to determine which provisions of this Code applies to him or her, as well as to the sections on restrictions, pre-clearance, and reporting of personal securities transactions.

You are also subject to the Code of Conduct of SEI, which is incorporated herein by reference, as well as to various other supervisory procedures and other policies governing the activities of SIDCO and its personnel including, without limitation, SIDCO’s insider trading policies and procedures. The requirements and limitations of this Code are in addition to any requirements or limitations contained in the Code of Conduct or in other compliance policies and procedures applicable to SIDCO and its personnel. All employees are required to comply with federal securities laws and any regulations set forth by self-regulatory organizations (FINRA, NASD, and the MSRB) of which SIDCO is a member.

Strict adherence to the requirements of the Code is a fundamental part of your job. You must certify that you have read and understand the Code at the time of hiring and at least annually thereafter. If you have questions about how the Code applies to you, contact the Asset Management Compliance Team at Asset ManagementCompliance@seic.com as they manage the SIDCO Compliance Program.

Violation of this Code or of any business-specific requirement applicable to you may lead to disciplinary action, including termination of employment (See Section 6 – Sanctions).

A.            General Policy

This Code is intended to conform to the provisions of Section 17(j) of the Investment Company Act of 1940 (the 1940 Act), as amended, and Rule 17j-1 thereunder, as amended, to the extent applicable to SIDCO’s role as principal underwriter to Investment Vehicles. Those provisions of the U.S. securities laws are designed to prevent persons who are actively engaged in the management, portfolio selection or underwriting of registered investment companies from participating in fraudulent, deceptive or manipulative acts, practices or courses of conduct in connection with the purchase or sale of securities held or to be acquired by such companies. Certain SIDCO personnel will be subject to various requirements based on their responsibilities within SIDCO and accessibility to certain information.

Access persons of SIDCO are (1) any director, officer or employee of SIDCO who serves as director or officer of an Investment Vehicle for which SIDCO serves as principal underwriter; (2) any director or officer of SIDCO who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by an Investment Vehicle for which SIDCO serves as principal underwriter, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Investment Vehicle regarding the purchase or sale of a Covered Security.

The Code sets out basic principles to guide you but is not intended to cover every ethical issue that may arise. Please contact the Asset Management Compliance Team if you have questions or concerns regarding the Code.

SECTION 2 – Using This Code of Ethics

A.            Annual Certification

The Asset Management Compliance Team will distribute at least once per year, a current copy of the Code and any amendments. You are required to annually certify that you have received and read the Code and any amendments, understand its provisions and agree to abide by its requirements. The most recent version of the code is always available on the Corporate Governance Intranet.

SIDCO Code of Ethics June 30, 2022	2

B.            Restriction on Use

The Code is intended for use in connection with your job-related duties. You must obtain authorization from Asset Management Compliance, via email, before providing an outside person or entity with a copy of the Code. All copies of the Code provided to any outside person or entity must be provided in read-only format.

C.            Duty to Report Violations of the Code

If you become aware of conduct which you feel is unethical, improper, illegal, or is otherwise a violation of any provision of this Code, you are required to report such information to the Asset Management Compliance Team as soon as practicable after discovering the violation. Concealing or covering up any violation of the Code is itself a violation of the Code. You are not authorized or required to carry out any order or request to cover up such a violation and if you receive such an order you must report it to the Asset Management Compliance Team. You have a duty to cooperate fully with ethics investigations and audits, and to answer questions truthfully and to the best of your ability. If you report violations of the Code in good faith, you will not be subject to reprisal or retaliation for making the report. Retaliation is a serious violation of this Code and any concern about retaliation should be reported to the Asset Management Compliance Team immediately. Any person found to have retaliated against you for reporting violations of the Code will be subject to appropriate disciplinary action. The Asset Management Compliance Team will maintain a log of all violations of the Code. Violations are reported on a quarterly basis to the SIDCO Board of Directors and may also be reported to the applicable manager and/or SEI Chief Compliance Officer or his or her designee as necessary.

SECTION 3 – Confidential Information

Ethical behavior includes safeguarding the security of confidential information. You are prohibited from revealing confidential information to any third party or anyone within SIDCO that does not have a legitimate business reason for knowing such information. This applies even after you have terminated your employment or association with SIDCO. Patentable and secret processes, product information, pricing and any other confidential information must remain that way. You are obligated to protect SIDCO’s confidential information. Confidential information includes, but is not limited to, business, marketing and service plans; operational techniques; internal controls; compliance policies; methods of operation; security procedures; strategic plans; research activities and plans; portfolio and investment strategies and modeling; transactions; holdings; marketing or sales plans; pricing or pricing strategies; databases; records; salary information; any unpublished financial data and reports, including information concerning revenues, profits and profit margins; proprietary information; and any information concerning SIDCO’s technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof and other confidential information and materials of SIDCO, its affiliates, their respective clients or suppliers or other persons or entities with whom they do business.

SIDCO Employees are not restricted or prohibited from initiating communications directly with, responding to any inquiries from, providing testimony before, providing SIDCO Confidential Information to, or reporting possible violations of law or regulation to any governmental agency or entity, or self-regulatory authority, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (collectively, the Regulators), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of SIDCO to engage in such communications, respond to such inquiries, provide such Confidential Information or documents, or make any such reports or disclosures. You are not required to notify SIDCO that you have engaged in such communications, responded to such inquiries or made such reports or disclosures. Further, nothing in the Code prohibits or restricts you from filing a charge, responding to an inquiry, participating in an investigation, or providing testimony about SIDCO or its Confidential Information by, with, or before any Regulator.

Additionally, the Compliance Officer or designated representative from the Compliance Department will use their best efforts to assure that all requests for pre-clearance, all personal securities reports and all reports for securities holding are treated as personal and confidential. However, such documents will be available for inspection by appropriate regulatory agencies and other parties, such as counsel, within and outside SIDCO as necessary to evaluate compliance with or sanctions under this Code.

SECTION 4 – Prohibition Against Fraud, Deceit and Manipulation

Access Persons may not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by an Investment Vehicle for which SIDCO serves as principal underwriter:

•	Employ any device, scheme or artifice to defraud the Investment Vehicle;

SIDCO Code of Ethics June 30, 2022	3

•	Make to the Investment Vehicle any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Investment Vehicle; or

•	Engage in any manipulative practice with respect to the Investment Vehicle (including price manipulation of a security).

SECTION 5 – Excessive Trading of Shares of the SEI Funds

You may not, directly or indirectly, engage in excessive short-term trading of shares of Investment Vehicles for which SIDCO serves as principal underwriter, Affiliated Funds. For purposes of this section, a person’s trades shall be considered “excessive” if made in violation of any stated policy in the mutual fund’s prospectus or if the trading involves multiple short-term round trip trades in a Fund for the purpose of taking advantage of short-term market movements. Each Fund’s policy on excessive short-term trading (including round trip trade restrictions) can be found in its Prospectus and Statement of Additional Information.

SECTION 6 – Sanctions

Any violation of the rules and requirements set forth in the Code may result in the imposition of such sanctions as Asset Management Compliance Team, management and/or general counsel, as applicable, may deem appropriate under the circumstances. These sanctions may include, but are not limited to:

•	Written warning;

•	Reversal of securities transactions;

•	Restriction of trading privileges;

•	Disgorgement of trading profits;

•	Fines;

•	Suspension or termination of employment; and/or

•	Referral to regulatory or law enforcement agencies

Factors which may be considered in determining an appropriate penalty include, but are not limited to: harm to clients; the frequency of occurrence; the degree of personal benefit to the person; the degree of conflict of interest; the extent of unjust enrichment; evidence of fraud, violation of law or reckless disregard of a regulatory requirement; and/or the level of accurate, honest and timely cooperation from the person.

SECTION 7 – Recordkeeping

The Compliance Officer or designated representative of the Compliance Department will:

•	Periodically review the personal securities transaction reports or duplicate statements filed by Access Persons, and compare with the reports or statements of Investment Vehicles’ completed portfolio transactions. If the Asset Management Compliance Team determines that a compliance violation may have occurred he or she will give the person an opportunity to supply explanatory material.

•	Prepare an annual issues or certification report to the board of any Investment Vehicle that is a registered investment company that (1) describes the issues that arose during the year under this Code, including, but not limited to, material violations of and sanctions under the Code, and (2) certifies that SIDCO has adopted procedures reasonably necessary to prevent SIDCO personnel from violating this Code.

•	Notify SIDCO management of any violations of the Code together with recommendations for the appropriate penalties.

•	Preserve a record of approval granted for the purchase of securities offered in connection with an IPO or a private placement, including the rationale supporting any decision.

•	Maintain records relating to this Code of Ethics in accordance with Rule 31a-2 under the 1940 Act. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

•	Preserve a copy of this Code that is, or at any time within the past five years has been, in effect in an easily accessible place for a period of five years.

•	Preserve a record of any Code violation and of any sanctions taken in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

SIDCO Code of Ethics June 30, 2022	4

•	Preserve a copy of each Holdings and Transactions Certification submitted under this Code, including any information provided in lieu of any such reports made under the Code, for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

•	Maintain a record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, in an easily accessible place for a period of at least five years from the end of the calendar year in which it is made.

•	Preserve a record of any decision, and the reasons supporting the decision, to approve an employee’s acquisition of securities in an IPO or private securities transactions, for at least five years after the end of the fiscal year in which the approval is granted.

SECTION 8 – Service as a Director of a Public Company

You are not permitted to serve as a director of a publicly traded company.

SECTION 9 – Personal Securities Accounts, Beneficial Ownership of Covered Securities and Transaction Reporting

A.            Initial, Quarterly and Annual Transactions and Holdings Certifications

You must disclose all Personal Securities Accounts1 (PSAs that may contain Covered Securities in which you have a Beneficial Ownership Interest, including any Discretionary Accounts. All certifications are completed via the FIS Protegent PTA System (PTA). Completed Certifications will be managed and reviewed by Asset Management Compliance.

•	Initial Reporting:

o	Complete the Initial Broker Accounts and Initial Holdings Certification within 10 calendar days of the hire/transfer date.

•	Quarterly Reporting:

o	Complete the Quarterly Accounts and Transaction Certifications within 30 calendar days of the end of each quarter.

•	Annual Reporting:

o	Complete the Annual Holdings Certifications and Annual Disclosure Information Document within 30 days after the calendar year ends.

All information submitted must be current within 45 calendar days prior to the date of the Certification. Any certifications that are past due will be reported to the SIDCO Board of Directors.

SEI Stock, the SEI Employee Stock Purchase Plan (ESPP) and the SEI Employee Stock Option Plan (ESOP)

You are not required to report the purchase or sale of SEI Stock within the SEI ESPP. However, you must report on a Quarterly Transaction Certification your purchase or sale of SEI stock executed outside of an Automatic Investment Program (AIP), as well as the exercise of employee stock options under the ESOP.

SEI Capital Accumulation (401(k)) Plan and SEI Funds

You are not required to report trades in SEI Funds done through the SEI Capital Accumulation (401(k)) Plan and SEI Funds trades done through an employee account established at SEI Private Trust Company. Any SEI Funds trades done in a different channel must be reported on a Quarterly Transaction Certification.

B.            Establishing a New PSA

When you establish a new PSA, you must promptly notify (1) Asset Management Compliance by inputting the account information into PTA, (2) make sure it is being reported on the next Quarterly Accounts and Transaction Certifications and (3) notify the Financial Institution maintaining the PSA that you are associated with SIDCO. Statements for all PSAs that may contain Covered Securities in which you have a Beneficial Ownership Interest must be either (1) provided via electronic data feeds2 or (2) manually uploaded by the employee.

1 PSAs that hold only nonaffiliated open end mutual funds do not need to be disclosed.

2 New SIMC or SIDCO employees hired after July 1, 2021 will no longer be able to keep assets with brokers that do not provide electronic data feed. Please see the AMC Corporate Governance site for the full list of approved brokers.

SIDCO Code of Ethics June 30, 2022	5

Electronic Data Feeds

•	Asset Management Compliance will notify the Financial Institution if you have SIDCO’s permission to maintain the account (if necessary)

•	Asset Management Compliance will direct the Financial Institution to link the account by an electronic data feed via PTA.

Manual Statements (non-Electronic Data Feeds)

•	The transactions in accounts for which no electronic data feed is available must be manually entered into PTA.

•	Manual statement(s) must also be uploaded to PTA via the “Add Statement” button on a quarterly basis.

If you are also registered with SIMC and already have duplicate account statements being sent to SIMC, it is not necessary for you to request additional statements from the Financial Institution to PTA.

C.            Pre-Clearance of Outside Business Activities, Private Securities Transactions and Initial Public Offerings

An Access Person’s OBA, private securities transaction or IPO raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage. Approval of such investments should consider these factors. You must obtain pre-clearance, via PTA or email, from Asset Management Compliance before:

•	conducting any OBA or

•	acquiring (directly or indirectly) beneficial ownership in securities issued in an private securities transactions or IPO.

Both the Outside Business Activity and Private Securities Transactions/IPO Disclosure (SIDCO/SIMC) Form can be found in PTA.

D.            Discretionary Accounts

If you maintain a Discretionary Account, you must:

•	Include the Discretionary Account in your Accounts Certification;

•	Facilitate provision of statements for any such account to Asset Management Compliance;

•	Certify to Asset Management Compliance that transactions in the account are, in fact, effected on a discretionary basis by the investment advisor.

If you have questions about whether your account is considered a Discretionary Account, please contact Asset Management Compliance. Asset Management Compliance reserves the right to contact the adviser to the Discretionary Account to verify the discretionary status of the account.

SECTION 10 – Additional Pre-Clearance Obligations (Access Persons Only)

Pre-Clearance

Access Persons must pre-clear transactions in Covered Securities via PTA unless the transaction qualifies for the Small Transaction Exception discussed below. If approved, pre-clearance will be effective for two (2) business days. Day one of the pre-clearance period is the day that pre-clearance is obtained, and expiration occurs at the close of trading on the next business day. Exceptions may be made solely at the discretion of Asset Management Compliance.

You are not required to pre-clear the following types of transactions:

•	Covered Securities Transactions in amounts that come within the Small Transaction Exception (discussed below);

•	Covered Securities Transactions in accounts over which you have no direct or indirect influence or control. This includes transactions in Discretionary Accounts;

•	Covered Securities Transactions that are non-volitional. This includes Covered Securities Transactions upon exercise of puts or calls written by you, sales from a margin account pursuant to a bona fide margin call, stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions;

•	Covered Securities Transactions made pursuant to an AIP; however, any transaction that overrides the preset schedule or allocations of the AIP must be pre-cleared with Asset Management Compliance and reported in a Quarterly Transaction Report;

SIDCO Code of Ethics June 30, 2022	6

•	Covered Securities Transactions upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired for such issuer;

•	Acquisitions of Covered Securities through gifts or bequests;

•	SEI Employee Stock Purchase Plan and Employee Stock Option Plan. Investment Vehicles (with the exception of the SIIT Large Cap Index Fund) do not hold SEI stock. Therefore, you do not have to pre-clear your transactions in SEI stock (even if executed outside an AIP) or the exercise of SEI stock options. These transactions must, however, be executed in compliance with SEI’s Insider Trading Policy, which is incorporated herein by reference.

•	SEI Funds. You are not required to pre-clear transactions in the SEI Funds as long as the trades are done through an account established at SEI Private Trust Company. Any SEI Fund trades done in a different channel must be pre-cleared.

•	SEI Capital Accumulation 401(k) Plan. You are not required to pre-clear transactions in the SEI Funds and Affiliated Mutual Funds in SEI’s Capital Accumulation 401(k) Plan.

•	Asset Management Compliance can grant exemptions from the personal trading restrictions in this Code (including pre-clearance obligations) upon determining that the transaction for which an exemption is requested would not result in a conflict of interest or violate any other policy embodied in this Code. Asset Management Compliance must document all exemptions that it grants.

Small Transaction Exception

Pre-clearance is not required for a purchase or sale of the same Covered Security of less than $25,000 per issuer over a five (5) business day period. For leveraged transactions such as derivative transactions (options, futures, etc.), the determination of a pre-clearance requirement must be made based on the total value of the underlying or associated assets (i.e., the notional value).

Example: If he/she buys 10 options contracts that gives her/him the right to purchase 1,000 shares of stock ABC at the strike price of $25 at some time in the future, pre-clearance is necessary although the premium paid for that option falls below the $25,000 threshold.

This exception does not apply to the acquisition of securities as part of a private securities transaction or IPO. Additionally, you must continue to adhere to the “Minimum Holding Periods” as set forth in the Code.

60-Day Minimum Holding Periods

The 60-day minimum holding periods are applicable for any purchase and sale or sale and purchase of the same Covered Security in which you have a Beneficial Ownership Interest. The 60 calendar days holding period starts on the NEXT day after the trade is executed. The holding periods are calculated on a First In First Out (FIFO) basis.

This prohibition3 does not apply to transactions resulting in a loss, or to futures or options on futures on broad-based securities indices or U.S. Government securities. This prohibition also does not apply to transactions in the SEI Funds, which are separately covered under the “Excessive Trading of Shares of the SEI Funds” section of this Code.

Blackout Periods on Purchases and Sales

Access Persons may not purchase or sell, directly or indirectly, any Covered Security within 24 hours before or after the time that the same Covered Security is being purchased or sold by any Investment Vehicle. This includes any equity related security of the same issuer such as preferred stock, options, warrants and convertible bonds.

A.            Exception to Reporting Requirements

An Access Person who is subject to the Code of Ethics of an affiliate of SIDCO (Affiliate Code), and who pursuant to the Affiliate Code submits reports consistent with the reporting requirements listed in the sub-sections of Item 9 above, will not be required to submit such reports under this Code.

3 In situations such as financial hardship and/or life changing events, Access Persons might request for an exception on a case of case basis with the discretion of AMC Compliance.

SIDCO Code of Ethics June 30, 2022	7

Glossary

Access Persons are defined 1) any director, officer or employee of SIDCO who serves as a director or officer of an Investment Vehicle for which SIDCO serves as principal underwriter; (2) any director or officer of SIDCO who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by an Investment Vehicle for which SIDCO serves as principal underwriter, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Investment Vehicle regarding the purchase or sale of a Covered Security.

Affiliated Funds – A list of current affiliated is available via the AMC Corporate Governance site.

Automatic Investment Program (AIP) – A program in which regular periodic payments (or withdrawals) are made automatically in (or from) investment accounts in accordance with a pre-determined schedule and allocation, including a dividend reinvestment plan.

Beneficial Ownership Interest/Beneficially Own – Under relevant securities laws, you have a beneficial ownership interest in securities (or beneficially own securities) if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect pecuniary interest in the securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. You are presumed to have a pecuniary interest in securities held by members of your Immediate Family.

For example, you have a beneficial ownership interest in securities held within a PSA that is registered in your name or your Immediate Family member’s name. You also have beneficial ownership in securities held within a PSA if you (or an Immediate Family member) (1) obtain benefits from the PSA substantially equivalent to whole or partial ownership, even if indirectly or (2) directly or indirectly control investment decisions for the PSA.

Client – Any client of SIDCO who has entered into a contractual arrangement with SIDCO, including, but not limited to, individuals, institutions and Investment Vehicles.

Covered Securities Transaction – The purchase or sale of (or any other transaction in) a Covered Security, including the writing of an option to purchase or sell a Covered Security.

Covered Security – A Covered Security is any U.S. security except:

•	Direct obligations of the U.S. government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Annuity Plans;

•	Shares issued by money market funds;

•	Shares issued by open-end funds and exchange traded funds that are not Affiliated Mutual Funds; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds other than Affiliated Mutual Funds

By way of example, a Covered Security may include a crowdfunded securities offering; note; stock; closed-end fund; commodity interests; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit sharing agreement; collateral trust certificate; pre-organization certificate of subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a security; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Discretionary Account – An account or blind trust in which you give a Financial Institution discretion as to the purchase or sale of securities or commodities, including selection, timing, and price to be paid or received. By so doing, you empower the Financial Institution to buy and sell without your prior knowledge or consent, although you may set broad guidelines for managing the account (e.g., limiting investments in blue chip stocks or banning investment in “sin” stocks). In order to be considered a Discretionary Account, you must not:

•	Suggest purchases or sales of investments to the trustee or Financial Institution;

SIDCO Code of Ethics June 30, 2022	8

•	Direct purchases or sales of investments;

•	Provide final approval of purchases or sales of investments prior to a transaction (this is different than approving an investment strategy or goal with your Financial Institution); or

•	Consult with the trustee or Financial Institution as to the particular allocation of investments to be made in the account

Financial Institution – A broker-dealer, investment advisor, bank or other financial entity.

Immediate Family – A member of your immediate family includes your spouse or domestic partner, minor children, dependents and other relatives who share the same residence with you. Or any other person IF: (a) the person obtains from the securities benefits substantially similar to those of ownership (for example, income from securities that are held by a spouse); or (b) the person can obtain title to the securities now or in the future.

Initial Public Offering (IPO) – Generally refers to the first sale of stock by a private company to the public. IPOs are often issued by smaller, younger companies seeking the capital to expand, but can also be done by large privately owned companies looking to become publicly traded.

Investment Vehicle – Any registered Investment Company, unregistered product or other asset management account for which SIDCO services as underwriter for the investment vehicle.

Private Securities Transactions - A transaction that may occur outside normal market facilities or outside a securities brokerage account and includes, but is not limited to: limited offering, private placements, unregistered securities, private partnerships and investment partnerships.

An Access Person’s private placement purchase raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage. Approval of such investments should consider these factors.

Personal Securities Account (PSA) – Any personal account that may contain Covered Securities in which you have a Beneficial Ownership Interest or which permits you to transact in such securities. This includes accounts maintained with Financial Institutions (in your name or an Immediate Family members name) over which you maintain direct or indirect control or investment discretion. It also includes any trust for which you are a trustee or from which you benefit directly or indirectly and any partnership (general, limited or otherwise) of which you are a general partner or a principal of the general partner. For the avoidance of doubt, Discretionary Accounts are Personal Securities Accounts and must be reported.

SEI – Refers to SEI Investments Company, the parent company of SIDCO.

SIDCO – Refers to SEI Investments Distribution Co.

Asset Management Compliance Team – SIDCO’s Chief Compliance Officer and supporting personnel and designees.

FIS Protegent PTA System (PTA) – SEI’s electronic personal trading system and vendor.

SIDCO Code of Ethics June 30, 2022	9